Exhibit 4.3

FIRST AMENDMENT, dated as of October 6, 2015 (this “Amendment”), to the Third Amended and Restated Registration Rights Agreement, dated as of April 4, 2014 (the “Registration Rights Agreement”), by and among Athene Holding Ltd., a Bermuda exempted company limited by shares (the “Company”), and the shareholders party thereto (the “Shareholders”).

W I T N E S S E T H:

WHEREAS, the Company and the Shareholders desire to amend the Registration Rights Agreement to reflect certain modified terms as set forth below.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound, the parties hereby agree as follows:

1.	All capitalized terms used and not otherwise defined in this Amendment are used herein as defined in the Registration Rights Agreement.

2.	Section 1(b) of the Registration Rights Agreement is deleted in its entirety and replaced with the following:

“(b) The Company shall file or, as may be permitted under the Securities Act, submit an initial registration statement with the Commission under the Securities Act or with any other applicable regulatory authority in connection with its IPO on or prior to June 30, 2016.”

3.	This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of New York to be applied.

4.	This Amendment shall become effective as of the date hereof. From and after the date hereof, all references in the Registration Rights Agreement to the Registration Rights Agreement shall be deemed to be references to the Registration Rights Agreement as modified hereby.

5.	This Amendment may be executed in any number of counterparts, each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

FIRST AMENDMENT TO THIRD AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the undersigned, having obtained the required consents under the Registration Rights Agreement, have duly executed this Agreement as of the above written date.

ATHENE HOLDING LTD.

By:	/s/ Zachary Jones
Name: Zachary Jones
Title: Chief Accounting Officer

FIRST AMENDMENT TO THIRD AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT